UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 1, 2011
Date of Report (Date of earliest event reported)
ALTRA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33209	61-1478870

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Granite Street, Suite 201 Braintree, Massachusetts	02184

(Address of principal executive offices)	(Zip Code)
(781) 917-0600
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Purchase Agreement
     On March 7, 2011, Altra Holdings, Inc. (the “Company”) closed its previously announced sale of $75 million aggregate principal amount of 2.75% Convertible Senior Notes due 2031 (the “Notes”) pursuant to the Purchase Agreement (the “Purchase Agreement”), dated March 1, 2011, among the Company, each of the Company’s domestic restricted subsidiaries, as guarantors (the “Guarantors”), and each of Jefferies & Company, Inc. and J.P. Morgan Securities LLC, as representatives of the initial purchasers named therein (the “Initial Purchasers”). In addition, the Company granted the Initial Purchasers an option to purchase an additional $10 million aggregate principal amount of Notes solely to cover overallotments.
     Net proceeds from this offering were approximately $72.1 million, after deducting estimated discounts, commissions and expenses. The Company plans to use the net proceeds to fund, in part, the purchase price related to the acquisition of substantially all of the assets and liabilities of Danfoss Bauer GmbH (the “Bauer Acquisition”) if and when the acquisition closes. The Company intends to use the remaining net proceeds for general corporate purposes, including potential acquisitions, and to pay fees and expenses related to the offering.
     The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties. The foregoing summary of the Purchase Agreement is qualified in its entirety by reference to the actual Purchase Agreement, which is filed as Exhibit 10.1 to this Form 8-K.
Indenture
     The Notes were issued under and are governed by the terms of an Indenture, dated as of March 7, 2011, among the Company, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Notes bear interest at a rate of 2.75% per annum, which is payable semi-annually in arrears, on March 1 and September 1 of each year, commencing on September 1, 2011. The Notes mature on March 1, 2031. Holders may convert their Notes at their option at any time prior to the close of business on the second business day immediately preceding March 1, 2030 under the following circumstances:
•	during any fiscal quarter commencing at any time after June 30, 2011 if the last reported sale price of the Company’s common stock is greater than or equal to 130% of the applicable conversion price per share for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day in the measurement period was less than 97% of the product of the last reported sale price of the Company’s common stock and the conversion rate on such trading day;

•	if the notes have been called for redemption; or

•	upon the occurrence of specified corporate transactions.
     Holders may also convert the Notes at their option, regardless of the foregoing circumstances, at any time beginning on March 1, 2030, and ending at the close of business on the second business day immediately preceding the maturity date.

     The Notes are convertible based on an initial conversion rate of 36.0985 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $27.70 per share, representing a 35.00% conversion premium based on the closing price of $20.52 per share of common stock on March 1, 2011).
     The conversion rate, and thus the conversion price, may be adjusted under certain circumstances. The Company has the right to deliver cash, shares of its common stock, or a combination of cash and shares of its common stock upon conversion. The Company from time to time will make an election with respect to the method it chooses to satisfy its obligation upon conversion, which election shall be effective until it provides notice of an election of a different method of settlement. The Company initially elects to settle its conversion obligation on a “net share” basis.
     The Notes are the Company’s unsecured senior obligations and will be guaranteed by each of the Company’s existing and future domestic restricted subsidiaries. The Notes and the subsidiary guarantees will rank equally in right of payment with the Company’s and its guarantors’ existing and future senior unsecured indebtedness, junior in right of payment to all of the Company’s and the Guarantors’ existing and future secured indebtedness, including any borrowings under the Company’s credit facilities and the Company’s senior secured notes, to the extent of the assets securing such indebtedness, junior to all of the liabilities of the Company’s subsidiaries that have not guaranteed the Notes, and senior in right of payment to the Company’s and the Guarantors’ future subordinated debt, if any.
     If a Fundamental Change (as defined in the Indenture) occurs at any time prior to the Maturity Date (as defined in the Indenture), then each holder of Notes shall have the right, at such holder’s option, to require the Company to repurchase any or all of such holder’s Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on the date specified by the Company at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the Fundamental Change Repurchase Date (as defined in the Indenture).
     Holders of the Notes may require the Company to purchase their notes in whole or in part for cash on March 1, 2018, March 1, 2021 and March 1, 2026 (each, an “option repurchase date”) at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the option repurchase date.
     On or after March 1, 2015 and prior to March 1, 2018, the Company may redeem for cash all or part of the Notes but only if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date the Company provides the notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make-whole premium” payment in cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s option, equal to the sum of the present values of the remaining scheduled payments of interest on the Notes to be redeemed through March 1, 2018, to, but not including, the redemption date.

     On or after March 1, 2018, the Company may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.
     In addition, if the Company experiences any one of the certain specified types of corporate transactions, holders may require the Company to repurchase all or a portion of their Notes. Any repurchase of the Notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.
     The Indenture contains customary terms and covenants and events of default. If an event of default (as defined therein) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest on the Notes to be due and payable. In the case of an event of default arising out of certain bankruptcy events (as set forth in the Indenture), 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.
     The Indenture provides that the Company, under certain circumstances, may be required to pay additional interest on the Notes. If, at any time during the six-month period beginning on, and including, the date which is six months after the last date of the original issuance of the Notes, the Company fails to timely file any document or report that it is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods and other than reports on Form 8-K), or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the Indenture or the Notes), the Company will pay additional interest on the Notes. Additional interest will accrue on the Notes at the rate of 0.25% per annum of the principal amount of Notes outstanding for each day during such period for which such failure has occurred and is continuing, which rate will be increased by an additional 0.25% per annum following the 90th day on which such additional interest has accrued, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum; and provided further that the Company will have 14 calendar days, in the aggregate, to cure any such late filings before any such additional interest shall accrue. Further, if, and for so long as, the restrictive legend on the Notes has not been removed or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates as of the 365th day after the last date of the original issuance of the Notes, the Company will pay additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of notes outstanding until the restrictive legend on the Notes has been removed and the Notes are freely tradable, which rate will be increased by an additional 0.25% per annum following the 90th day on which such additional interest has accrued, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum.
     The foregoing summary of the Indenture is qualified in its entirety by reference to the actual Indenture, which is filed as Exhibit 4.1 to this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.
     The information set forth under Item 1.01 is incorporated by reference herein.
     The Company offered and sold the Notes to the Initial Purchasers pursuant to an exemption from registration under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers have agreed to re-sell the Notes to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act. For a description of the Notes’ conversion terms, please see Item 1.01—Indenture above.
Item 8.01 Other Events.
     On March 2, 2011, the Company issued a press release announcing the pricing of its $75 million principal amount of Notes and the granting to the Initial Purchasers of an overallotment option to purchase an additional $10 million principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.1.
     On March 7, 2011, the Company issued a press release announcing closing of the sale of the Notes. A copy of the press release is filed herewith as Exhibit 99.2.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit
No.	Description
4.1	Indenture, dated March 7, 2011, among Altra Holdings, Inc., the Guarantors party thereto and Bank of New York Mellon Trust Company, N.A.

10.1	Purchase Agreement among the Company, the Guarantors party thereto, Jefferies & Company, Inc. and J.P. Morgan Securities LLC, dated March 1, 2011.

99.1	Press release, dated March 2, 2011, issued by the Company.

99.2	Press release, dated March 7, 2011, issued by the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altra Holdings, Inc.
/s/ Glenn E. Deegan
Name:	Glenn E. Deegan
Title:	Vice President, Legal and Human Resources, General Counsel and Secretary

Date: March 7, 2011

EXHIBIT INDEX

Exhibit
No.	Description
4.1	Indenture, dated March 7, 2011, among Altra Holdings, Inc., the Guarantors party thereto and Bank of New York Mellon Trust Company, N.A.

10.1	Purchase Agreement among the Company, the Guarantors party thereto, Jefferies & Company, Inc. and J.P. Morgan Securities LLC, dated March 1, 2011.

99.1	Press release, dated March 2, 2011, issued by the Company.

99.2	Press release, dated March 7, 2011, issued by the Company.